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Report of Independent Registered Public Accounting Firm
The Board of Directors
The Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche
Bank Trust Company Americas:
We have examined the compliance of the Trust & Securities Services department of Deutsche
Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the
"Company") with the servicing criteria set forth in Item 1122(d) of the Securities and
Exchange Commission's Regulation AB for publicly -issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage -
backed securities, commercial mortgage -backed securities and other asset -backed securities issued on or after January 1, 2006, for which the Company provides trustee, securities administration, paying agent or custodian services, as defined in the transaction agreements, excluding publicly-issued transactions sponsored or issued by any government sponsored entity (the Platform), except for servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(iv)
1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2008. The
Company has determined the following servicing criteria to be applicable only to the activities the Company performs with respect to the Platform as described below:
Servicing criterion 1122(d)(1)(iii) is applicable only with respect to the Company's continuing obligation to act as, or locate a, successor servicer under the circumstances referred to in certain transaction agreements. It is management's interpretation that the Company has no other active back-up servicing responsibilities in regards to 1122(d)(1)(iii) as of and for the year ended December
31, 2008. Furthermore, Management's Assertion of Compliance indicates that there were no activities performed related to this criterion during the year ended
December 31, 2008 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.
Servicing criterion 1122(d)(4)(iii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company's obligation to report additions, removals or substitutions on reports to investors in accordance with the transactions agreements.
Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company 's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset -backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not design ed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
As described in the accompanying Management's Assertion of Compliance for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i) and 1122(d)(4)(ii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j)
of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitt ed by
Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly
Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation
17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.
Our examination disclosed the following material noncompliance with servicing criterion
1122(d)(1)(i), as applicable to the Company during the year ended December 31, 2008.
Policies and procedures were not instituted to monitor certain events of default in that notification of the event of default was not provided to the certificateholders within the timeframe required by the transaction agreements.
In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(4)(i) and 1122(d)(4)(ii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended
December 31, 2008.
/s/ KPMG LLP
Chicago, Illinois
February 27, 2009